Exhibit 99.1

CHIQUITA REPORTS THIRD QUARTER 2011 RESULTS

Reports comparable loss of ($0.35) per diluted share; GAAP diluted EPS of ($0.63)

Affirms outlook for significant improvement in full year results versus 2010

Announces $50 million redemption of senior notes

CINCINNATI – Nov. 3, 2011 – Chiquita Brands (NYSE: CQB) today released financial and operating results for the third quarter of 2011, reporting net sales of $723 million and comparable loss[1] of $16 million, GAAP net loss of $29 million. GAAP results include $11 million of refinancing costs, including tender and call premiums and unamortized financing fee write-offs, in connection with the company’s July debt refinancing.

“Overall, our results continued to reflect the trends we have seen all year. Bananas in North America continued to perform well, Europe is starting to recover, and salads were disappointing but we’ve taken corrective action to reverse that trend,” said Fernando Aguirre, chairman and chief executive officer. “As we expected in bananas, North America had higher price and volume and the European market pricing was soft but our results benefitted from much more favorable currency rates and higher core market volume. While salad performance was below expectations, we began to close the gap versus last year on sales volume comparisons. Our operating costs, which did not yet reflect the full benefit of recent realignment decisions, were higher due to product supply related costs and inefficiencies, much of which we expect to be temporary.”

Aguirre added, “In October, retail salad volumes nearly returned to last year’s levels, and continued recovery of this business will help deliver a modest improvement in overall Salads and Healthy Snacks segment results. Importantly, we continue to focus on driving down costs throughout our entire product supply chain to enhance our performance in a challenging environment. As a result, we continue to expect a significant improvement over last year’s results to deliver our fourth year of consecutive profitability. Due to the strength of our financial position, we also are reducing our debt by an additional $50 million through the redemption of senior notes.”

[1]	Comparable basis amounts exclude certain items described below under “Non-GAAP Measurements and items affecting comparability.” All figures in this press release are for continuing operations, unless otherwise indicated.

2011 THIRD QUARTER SUMMARY

The following table shows adjustments made to “Income (loss) from continuing operations” and EPS from continuing operations between comparable and GAAP results. See “Non-GAAP Measurements and items affecting comparability” below for descriptions of items excluded on a comparable basis, including descriptions of how these items affect the results of reportable segments.

(in millions, except per share amounts)	Income (loss)		Income (loss) per diluted share[1]
	2011	2010	2011	2010
Comparable results (Non-GAAP)	($16)	($7)	($0.35)	($0.14)
Refinancing costs	(11)	—	(0.24)	—
Incremental non-cash interest expense on Convertible Notes	(2)	(2)	(0.05)	(0.04)

Reported results (GAAP)	($29)	($8)	($0.63)	($0.19)

Columns may not total due to rounding.

[1]	Shares used for diluted EPS calculation are on an as-reported basis.

Net Sales and Results: Quarterly sales decreased 1 percent year-on-year to $723 million on lower sales in Salads and Healthy Snacks and Other Produce, partially offset by higher banana sales. Comparable results for the quarter declined as reduction in salad income exceeded improvements in bananas performance and reduced costs for interest and taxes.

Cash, Debt and Liquidity: At September 30, 2011, cash and equivalents were $133 million. In July, the company took advantage of favorable market conditions to refinance its secured credit facility and retire its 8 7/8% Senior Notes due 2015. At current rates, the refinancing will reduce interest cost by approximately $11 million annually, with $2 million realized in the third quarter 2011. Refinancing costs, which included tender and call premiums and unamortized financing fee write-offs, were $11 million. The company also announced the redemption of $50 million principal amount of its 7 1/2% Senior Notes due 2014, as described below.

Bananas: Net sales increased 5 percent to $453 million, on higher unit volumes, higher pricing in North America and relatively unchanged European pricing on a U.S. dollar basis. Sourcing and logistics costs were slightly lower, as the company defrayed fuel cost and other inflationary factors through better hedging results, including $12 million of unrealized hedging gains that were accelerated into the quarter as a result of reconfiguration of global shipping operations. Comparable operating income was $7 million for the third quarter of 2011, compared to $3 million in the 2010 period.

Salads and Healthy Snacks: Net sales decreased 5 percent to $240 million due to lower retail value-added salad volume partially offset by growth in foodservice and healthy snacks. The segment incurred a comparable operating loss of $3 million for the third quarter of 2011, compared to income of $18 million in the 2010 period, primarily due to a decline in retail value-added salad volume from customer conversions to private label in 2010, increased product supply costs to maintain quality, temporary manufacturing disruptions, and incremental expenses associated with Fresh Rinse customization.

ANNOUNCED DEBT REDUCTION

Chiquita also announced today that it is delivering to the holders of its 7 1/2% Senior Notes due 2014 notice that it will redeem $50 million aggregate principal amount of the Notes. The redemption date is December 5, 2011. The redemption price for the Notes is 101.250% of the outstanding aggregate principal amount of Notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. The redemption is being made pursuant to the terms of the Notes. The Notes will be redeemed pro rata in amounts of $1,000 or any integral multiple thereof, and no Note of less than $1,000 will be redeemed. There is approximately $156 million aggregate principal amount of Notes currently outstanding. This action will generate annualized cost savings of nearly $4 million, or $0.09 per diluted share beginning in December 2011.

2011 OUTLOOK

The company expects to achieve net sales growth of at least 3 percent (excluding the effect of discontinued non-core produce lines and the European smoothies business that was deconsolidated in 2010), and fourth quarter and full year 2011 comparable results that are significantly better than in 2010. The company expects to overcome ongoing industry cost inflation and improve its results through:

•	improving trends in unit volumes;

•

enhancing banana supply chain efficiency and costs, such as better product sourcing (in contrast to extraordinarily high costs in the fourth quarter of 2010 from severe industry supply shortages), and reconfiguration of its global shipping system providing annualized savings;

•	elimination of temporary excess salad production costs;

•	lower corporate expenses, and benefits from the previously announced realignment of its salad business and its global innovation organizations; and

•	reduced interest payments from refinancing and prepayment of debt

These expectations do not include any unforeseen weather, event risks or major currency fluctuations.

Management’s estimates of certain financial items are as follows:

(in $ millions)	Q4 2011	FY 2011
Capital Expenditures	25-30	75-80
Depreciation & Amortization	15	60
Gross Interest Expense[1]	11	51
Net Interest Expense [1]	10	47

[1]	Interest expense includes the impact of accounting standards that add non-cash interest expense of $9 million in 2011 and $10 million in 2012 for the company’s Convertible Notes.

CONFERENCE CALL

Chiquita will hold a conference call for investors to discuss its results at 4:30 p.m. EDT today. Access to a live audio webcast is available at http://investors.chiquita.com. Toll-free telephone access will be available by dialing 1-877-795-3649 in the United States and +719-325-4818 from international locations and providing the conference code 7405378. To access the telephone replay, dial 1-888-203-1112 from the United States and + 719-457-0820 from international locations and enter the confirmation code 7405378.

NON-GAAP MEASUREMENTS AND ITEMS AFFECTING COMPARABILITY

The company reports its financial results in accordance with generally accepted accounting principles in the United States of America (U.S. GAAP). To provide investors with additional information regarding the company’s results, more meaningful year-on-year comparisons of the company’s financial performance, and measures that management uses to evaluate the company’s performance against internal budgets and targets, the company reports certain non-GAAP measures as defined by the Securities and Exchange Commission. Non-GAAP financial measures should be considered in addition to, and not instead of, U.S. GAAP financial measures, and may differ from non-GAAP measures that other companies use. The differences between the U.S. GAAP and non-GAAP financial measures are as follow:

•	Refinancing: The company recognized $11 million of refinancing costs in July 2011, as described above.

•

Reserve for Grower Advances: The second quarter of 2011 includes a $32 million reserve for the expected remaining carrying value of advances made to a Chilean grower. The reserve, recognized under GAAP, is excluded from comparable income of the Other Produce segment.

•

Severance: During the second quarter of 2011, the company realigned its salad overhead costs and embedded its global innovation and marketing functions into its business units. This realignment resulted in costs of $2 million in the second quarter of 2011 primarily relating to severance. Realignment-related expense, recognized under GAAP, was allocated to the reportable segments, but excluded from comparable income.

•

Gain on Deconsolidation of Just Fruit in a Bottle: The company entered into a joint venture with Danone S.A. in May 2010 to market fruit beverages based on Chiquita’s Just Fruit in a Bottle® platform in Europe. Upon closing, the company sold 51 percent of its smoothie business to Danone for €15 million ($18 million) and deconsolidated it, accounting for its remaining 49 percent investment using the equity method. The gain on the sale and deconsolidation was $32 million, which included a $15 million gain related to fair value of the retained 49 percent investment on the closing date. This gain, recognized under GAAP, is excluded from comparable income of the Salads and Healthy Snacks segment.

•

Incremental non-cash interest expense on Convertible Notes: Accounting standards related to convertible debt instruments increased the amount of reported GAAP interest expense on the company’s $200 million of 4.25% Convertible Senior Notes. In determining earnings on a comparable basis, the company excludes this additional non-cash interest expense, which was $2 million for each of the quarters ended September 30, 2011 and 2010.

Contact: Ed Loyd, 513-784-8935, eloyd@chiquita.com

ABOUT CHIQUITA BRANDS INTERNATIONAL, INC.

Chiquita Brands International, Inc. (NYSE: CQB) is committed to Improving World Nutrition, as a leading international marketer and distributor of nutritious, high-quality fresh and value-added food products – from energy-rich bananas, blends of convenient green salads, other fruits to healthy snacking products. The company markets its healthy, fresh products under the Chiquita® and Fresh Express® premium brands and other related trademarks. With annual revenues of more than $3 billion, Chiquita employs more than 21,000 people and has operations in nearly 70 countries worldwide. For more information, please visit our corporate web site at www.chiquita.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain statements, including in the “2011 Outlook” section, that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Chiquita, including: the customary risks experienced by global food companies, such as prices for fuel and other commodity inputs, currency exchange rate fluctuations, industry and competitive conditions (all of which may be more unpredictable in light of continuing uncertainty in the global economic environment), government regulations, food safety issues and product recalls affecting the company or the industry, labor relations, taxes, political instability and terrorism; unusual weather events, conditions or crop risks; access to and cost of financing; and the outcome of pending litigation and governmental investigations involving the company, as well as the legal fees and other costs incurred in connection with these items.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the company undertakes no obligation to update any such statements. Additional information on factors that could influence Chiquita’s financial results is included in its SEC filings, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

# # #

Exhibit A:

CHIQUITA BRANDS INTERNATIONAL, INC.

CONSOLIDATED INCOME STATEMENT

(Unaudited – in millions, except per share amounts)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net sales	$723	$730	$2,418	$2,454

Operating expenses:
Cost of sales	640	630	2,044	2,075
Selling, general and administrative	76	75	244	245
Depreciation	13	13	38	37
Amortization	2	2	7	7
Equity in loss of investees	2	2	5	—

Reserve for grower advances	—	—	33	2
Deconsolidation of European smoothie business	—	—	—	(32)

Operating income (loss)	(10)	6	46	121

Interest income	1	1	3	4
Interest expense	(12)	(14)	(41)	(43)
Other	(11)	(3)	(11)	—

Income (loss) from continuing operations before taxes	(32)	(9)	(3)	83
Income tax benefits (expense)	4	1	76	(2)

Income (loss) from continuing operations	(29)	(8)	73	80
Loss from discontinued operations[1]	—	—	—	(3)

Net income (loss)	$(29)	$(8)	$73	$77

Basic earnings per share:
Continuing operations	$(0.63)	$(0.19)	$1.61	$1.78
Discontinued operations	—	—	—	(0.07)

	$(0.63)	$(0.19)	$1.61	$1.71

Diluted earnings per share:
Continuing operations	$(0.63)	$(0.19)	$1.58	$1.75
Discontinued operations	—	—	—	(0.07)

	$(0.63)	$(0.19)	$1.58	$1.68

Shares used to calculate basic earnings per share	45.6	45.1	45.5	44.9
Shares used to calculate diluted earnings per share	45.6	45.1	46.3	45.8

Columns may not total due to rounding.

[1]	Loss from discontinued operations relates to indemnification obligations for tax liabilities of Atlanta AG.

Exhibit B:

CHIQUITA BRANDS INTERNATIONAL, INC.

Condensed Consolidated Balance Sheets

(in millions, except per share amounts)

	(Unaudited) September 30, 2011	(Derived from audited financial statements) December 31, 2010
ASSETS

Cash and cash equivalents	$133	$156
Trade accounts receivables, net of allowance	280	265
Other receivables, net	80	117
Inventories	238	212
Prepaid expenses	46	38
Other current assets	52	20

Total current assets	827	809
Property, plant and equipment, net	358	350
Investments and other assets, net	136	168
Trademarks	449	449
Goodwill	177	177
Other intangible assets, net	108	115

Total assets	$2,055	$2,067

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current portion of long-term debt	$17	$20
Accounts payable	281	264
Accrued liabilities	123	128

Total current liabilities	421	412

Long-term debt, net of current portion	608	614
Accrued pension and other employee benefits	70	74
Deferred gain – sale of shipping fleet	38	49
Deferred tax liabilities	51	116
Other liabilities	48	63

Total liabilities	1,236	1,327

Shareholders’ equity:
Common stock, $.01 par value (45,774,157 and 45,298,038 shares outstanding, respectively)	$—	$—
Capital surplus	826	815
Accumulated deficit	(3)	(76)
Accumulated other comprehensive income (loss)	(4)	—

Total shareholders’ equity	819	740

Total liabilities and shareholders’ equity	$2,055	$2,067

Columns may not total due to rounding.

Exhibit C:

CHIQUITA BRANDS INTERNATIONAL, INC.

OPERATING STATISTICS—THIRD QUARTER

(Unaudited—in millions, except for percentages and exchange rates)

	Quarter ended September 30,		Percent Change Increase (Decrease)		Nine months ended September 30,		Percent Change Increase (Decrease)
	2011	2010	vs. 2010		2011	2010	vs. 2010
Net sales by segment
Bananas	$453	$431	5.1%		$1,548	$1,455	6.4%
Salads and Healthy Snacks[1]	240	251	(4.6)%		731	798	(8.4)%
Other Produce	30	47	(37.0)%		139	202	(31.1)%

	$723	$730	(1.0)%		$2,418	$2,454	(1.5)%

Comparable operating income (loss) by segment [2]
Bananas	$7	$3	NM		$123	$71	74.0%
Salads and Healthy Snacks[1]	(3)	18	NM		7	68	(89.0)%
Other Produce	(2)	1	NM		(6)	4	NM
Corporate	(13)	(15)	14.2%		(45)	(54)	17.6%

	($10)	$6	NM		$80	$88	(8.9)%

Comparable operating margin by segment
Bananas	1.5%	0.6%	0.8	pts	8.0%	4.9%	3.1	pts
Salads and Healthy Snacks	(1.1)%	7.1%	(8.2	) pts	1.0%	8.5%	(7.4	) pts

Other Produce	(5.2)%	1.4%	(6.6	) pts	(4.1)%	1.9%	(6.1	) pts

SG&A as a percent of sales	10.5%	10.3%	0.2	pts	10.1%	10.0%	0.1	pts

Company banana sales volume (40 lb. boxes)
North America	16.2	15.1	7.3%		48.8	46.5	4.9%
Core European markets[3]	9.4	9.0	4.4%		30.4	30.5	(0.3)%
Mediterranean & Middle East	3.8	4.2	(9.5)%		10.3	14.0	(26.4)%

Banana Pricing
North America			2.7%				7.4%
Core European markets[3]
U.S. Dollar			(0.5)%				7.9%
Local			(10.0)%				1.0%
Mediterranean & Middle East			(9.4)%				7.5%
Retail value-added salads
Volume (12-count cases)	11.8	12.9	(8.5)%		37.9	42.4	(10.6)%
Pricing			(0.5)%				(0.7)%

Euro average exchange rate, spot (dollars per euro)	$1.42	$1.28	10.9%		$1.40	$1.31	6.9%

Euro average exchange rate, hedged (dollars per euro)	$1.41	$1.24	13.7%		$1.39	$1.33	4.5%

Columns may not total due to rounding.

[1]	European fruit smoothie sales before entering into the Danone joint venture in May 2010 were $1 million and operating losses were $3 million in 2010.
[2]	See description of reconciling items between GAAP and comparable basis figures in this press release under “Non-GAAP measurements and items affecting comparability.”
[3]	The company’s core European markets include the 27 member states of the European Union, Switzerland, Norway and Iceland.

Exhibit D:

EUROPEAN CURRENCY

YEAR-ON-YEAR CHANGE—FAVORABLE (UNFAVORABLE)

2011 vs. 2010

(Unaudited—in millions)

	Q3	YTD
Currency Impact (Euro/Dollar)
Revenue	$18	$40
Local costs	(7)	(16)
Hedging[1]	3	(9)
Balance sheet translation[2]	(9)	—

Net European currency impact	$5	$15

Columns may not total due to rounding.

[1]	Third quarter hedging costs in 2011 were $0.4 million in 2011 and $4 million in 2010. YTD hedging costs were $3 million compared to a YTD benefit of $5 million in 2010.
[2]	Third quarter balance sheet translation was a loss of $4 million in 2011 and a gain of $5 million in 2010. YTD balance sheet translation was a loss of $2 million for each of 2011 and 2010.